Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-266989

Supplementing the Prospectus Supplement dated August 19, 2022

(To Prospectus dated August 19, 2022)

Keurig Dr Pepper Announces Secondary Offering of Common Stock by JAB

and Refreshed JAB Board Representation

BURLINGTON, Mass., and FRISCO, Tex. October 28, 2024 – Keurig Dr Pepper (NASDAQ: KDP) (the “Company or “KDP”) announced today that a subsidiary of JAB Holding Company s.a.r.l. (“JAB”) will sell an aggregate of 60,000,000 shares of KDP common stock through a proposed registered public offering. JAB has also granted the underwriter a 30-day option to purchase up to an additional 9,000,000 shares.

Following the completion of the offering, JAB will beneficially own approximately 16.5% of KDP’s outstanding common stock, or approximately 15.8% assuming full exercise of the underwriter’s option to purchase additional shares. The remaining shares beneficially owned by JAB will be subject to a 90-day lock-up agreement with the underwriter.

Additionally, to fill the vacancy on the KDP Board of Directors (the “Board”) left by JAB Partner Lubomira Rochet, who notified the Company of her immediate resignation, the Board has appointed Frank Engelen, Managing Partner and CFO of JAB, as a director. Mr. Engelen will serve for an initial term expiring at the Company’s 2025 annual meeting of stockholders.

“Keurig Dr Pepper has long been JAB’s largest and most successful investment and will remain so following this transaction,” said Joachim Creus, JAB Managing Partner, Vice Chairman and CEO, in connection with the proposed secondary offering. “We believe KDP has significant forward momentum, with key enablers including its refreshed leadership team, sharp strategy and disciplined capital allocation philosophy. JAB’s demonstrated conviction in the resilience of the global coffee sector reinforces our positive view on KDP, and we look forward to participating in the value-creation ahead. As KDP Board members, Frank and I will continue to support the Company’s vision of providing a beverage for every need, anytime, anywhere.”

Morgan Stanley & Co. LLC is acting as the underwriter for the proposed secondary offering.

The offering will be made only by means of an effective registration statement and a prospectus. The Company has previously filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (including a prospectus) on Form S-3 (File No. 333-266989) and a prospectus supplement, each dated August 19, 2022, as well as a preliminary prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the accompanying prospectus supplements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. These documents can be accessed through the SEC’s website at www.sec.gov or by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investors:

Investor Relations

Keurig Dr Pepper

T: 888-340-5287 / IR@kdrp.com

Media:

Katie Gilroy

Keurig Dr Pepper

T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper

Keurig Dr Pepper (Nasdaq: KDP) is a leading beverage company in North America, with a portfolio of more than 125 owned, licensed and partner brands and powerful distribution capabilities to provide a beverage for every need, anytime, anywhere. With annual revenue of approximately $15 billion, we hold leadership positions in beverage categories including soft drinks, coffee, tea, water, juice and mixers, and have the #1 single serve coffee brewing system in the U.S. and Canada. Our innovative partnership model builds emerging growth platforms in categories such as premium coffee, energy, sports hydration and ready-to-drink coffee. Our brands include Keurig®, Dr Pepper®, Canada Dry®, Mott’s®, A&W®, Snapple®, Peñafiel®, 7UP®, Green Mountain Coffee Roasters®, Clamato®, Core Hydration® and The Original Donut Shop®. Driven by a purpose to Drink Well. Do Good., our 28,000 employees aim to enhance the experience of every beverage occasion and to make a positive impact for people, communities and the planet.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially.

Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K, the prospectus supplements and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law.